Exhibit 99.1

22nd Century Group (Nasdaq: XXII) Reports Business Highlights and Financial Results for the Second Quarter 2022

●	Strong Chicago Pilot Exceeded Expectations, Accelerates VLN® Expansion in Colorado
●	Accretive GVB Biopharma Acquisition Doubles Corporate Revenue and Expands Market Leading Hemp/Cannabis Capabilities
●	Second Quarter Net Sales $14.5 Million, Up 73% from the Second Quarter 2021
●	Strengthened Balance Sheet with $35 Million Above-Market Equity Offering to Support Accelerated VLN® Expansion

BUFFALO, N.Y., August 9, 2022 (Globe Newswire) — 22nd Century Group, Inc. (Nasdaq: XXII), a leading agricultural biotechnology company dedicated to improving human health with reduced nicotine tobacco, hemp/cannabis, and hops advanced plant technologies, today reported results for the second quarter ended June 30, 2022, and provided an update on recent business highlights. The Company will host a live audio webcast today at 10:00 a.m. ET.

James A. Mish, Chief Executive Officer of 22nd Century Group, stated: “Our VLN® pilot in Chicago is exceeding expectations, driving us to accelerate and expand our launch plans. The pilot and consumer studies have made clear that our approach focusing on awareness, education and trial is working with adult smokers. We are now testing specific offers designed to increase trial and repeat purchase among existing smokers looking to smoke less/reduce their nicotine consumption while also expanding our presence in Chicago and the State of Illinois.

“We are also expanding our VLN® launch to the state of Colorado ahead of plan. Colorado offers a reduced taxation rate for MRTP authorized products, providing a favorable cost structure for our VLN® products in that state as compared to traditional premium cigarettes. Additionally, and more importantly, we are working closely with a major consumer packaged goods (CPG) distributor and a long-standing specialty distributor covering convenience, grocery and drug stores across the state, giving us full access to a broad range of more than 3,000 targeted statewide potential points of sale.

“We continue to be confident about proposed federal policy changes and independent state actions that could take our game-changing product and its FDA authorized claims nation-wide in the U.S. Doing so would dramatically change the tobacco marketplace by offering smokers a real choice; a product that can help adult smokers to smoke less. It is clearer than ever that there is real commitment from both adult smokers, the federal government, and the states to change tobacco consumption practices, which includes reducing the nicotine content in cigarettes for the betterment of public health.”

Significantly, the Company has also acquired GVB Biopharma, a leading hemp/cannabis extraction and white label CDMO, effective May 13, 2022. The transaction is expected to double 22nd Century’s total revenue and provide consumers with hemp/cannabis products that have the highest levels of quality, reliability, consistency, and stability.

“The addition of GVB gives 22nd Century a global leading extraction, ingredients, and CDMO product capability with a world-scale expansion of extraction capabilities nearing completion. Integration of the companies is effectively complete, leading to an approximate doubling of our revenue going forward. We believe 22nd Century is now the most comprehensive vertically integrated supply chain in hemp/cannabis, offering distinct competitive advantages from plant genetics to finished white label goods on the shelf for consumers,” continued Mish. “We are actively pursuing additional contracts in the industry to accelerate GVB’s existing growth opportunities while at the same time working to integrate our high-yield plant strains into GVB’s supply chain, further enhancing the productivity and profitability of this franchise. We expect our hemp/cannabis operations to be cash positive at the first quarter 2023 as a result of the investments we are making today.”

Recent Key Financial and Business Highlights

Tobacco Franchise

●	Launched successful Chicago pilot of VLN® King and VLN® Menthol King 95% reduced nicotine content cigarettes, the first and only FDA MRTP (Modified Reduced Tobacco Product) designated combustible cigarettes.
o	Initial pilot results document strong consumer interest and share gains from public awareness campaigns directed at existing adult smokers.
o	Now testing enhanced strategies and targeted offers to adult smokers at more than 150 Chicago-area pilot Circle K retail stores to further drive market share gains.
o	Confirmed VLN®’s positioning in the premium segment of the cigarette market, with corresponding margins.
●	Based on strong pilot outcomes, announced plans for the expansion of VLN® into the Colorado market as of September 2022.
o	Working closely with a full-service CPG distributor with state-wide reach across the grocery, convenience, and drug store categories and a well-established specialty distributor with more than 25 years in state.
o	A favorable Colorado MRTP tax structure provides unique sales and marketing flexibility over other premium segment brands.
●	Currently in advanced discussions with additional channel partners to expand the geographic and regional sales reach of VLN®.

o	Secured the regulatory authorizations to sell VLN® in 40 states and the District of Columbia to date, an increase from 9 states in the prior quarter.
o	Applications pending in all remaining states.
●	Moved to expand the Company’s international launch program, targeting additional markets in Asia and Europe.
o	Applying early feedback from South Korean market to further refine/ fine-tune packaging, product, and marketing mix ahead of wider launch project.
o	In discussions to secure product introduction in additional markets in Asia and Europe where the balance of market, regulatory, and other factors can create additional value.
●	Regulatory interests, at the federal and state level, in banning menthol and mandating reduced nicotine content continue to support 22nd Century Group’s approach to reducing the harms caused by smoking.
o	On August 1, 2022, 22nd Century Group submitted public comments in support of a tobacco product standard for menthol in cigarettes.
o	The FDA’s proposed menthol cigarette ban could leave VLN® Menthol King as the only combustible menthol cigarette on the market, providing a critical off-ramp to help current menthol smokers to smoke less.
o	22nd Century also has the only FDA-authorized combustible cigarette able to meet the stringent reduced nicotine content product standard under the FDA’s Comprehensive Plan requiring that all cigarettes be made “minimally or non-addictive.”
o	Advanced production and delivery of 3 million variable nicotine research cigarettes, including menthol, for use in studies underpinning FDA’s proposed menthol ban and reduced nicotine content proposals.
●	To meet anticipated demand for its VLN® products in the U.S. and elsewhere, 22nd Century planted its largest ever VLN® tobacco crop in 2022, which includes the Company’s second-generation reduced nicotine tobacco plants. 22nd Century is already seeing higher yields, enhanced quality leaf, improved disease resistance, and a reduction in nutrient inputs.
●	Expansion of the Company’s existing manufacturing operations to increase capacity 25%, including installation of a new production line and initiation of a second shift, is nearing completion.

Hemp/Cannabis Franchise

●	Acquired GVB Biopharma, a global leading hemp/cannabis extraction and white label CDMO company, effective May 13, 2022. The accretive transaction is expected to double 22nd Century’s total revenue on an annualized basis.
o	GVB is widely regarded as a best-in-class operator with a leading position in the hemp-derived active ingredients market, with around 15% market share, giving 22nd Century control of the product cycle from biomass to ingredients to finished goods.
●	The acquisition of GVB provides 22nd Century a foundational platform to monetize its deep intellectual property portfolio and expertise in receptor and plant science by adding immediate and significant scale to its hemp/cannabis business.
●	GVB’s new Prineville, Oregon facility is one of the largest hemp extraction plants in the world, with expected CBD crude capacity exceeding 20,000 kg/month. The new facility is expected to be fully operational by the end of September when fresh biomass is available, allowing GVB greater vertical integration and improved gross margins as it ramps volume.
●	The Company is actively pursuing additional business development through GVB’s existing relationships to further accelerate its growth.

Hops Franchise

●	The Company advanced its entry into the global specialty hops market with a focus on proprietary varieties to increase yields and provide distinctive or novel aromas, flavors, nutraceutical and medicinal properties, and disease/pest resistance.
●	During the second quarter, the Company continued to leverage its alkaloid expertise and technologies to develop tools that accelerate and improve the efficiency of hops genetics improvements necessary to create new disruptive plant lines.
●	The Company is actively engaged in discussions with multiple hops growers and consumer product partners to develop specific desired traits in leading hop strains that are already established by the brewing industry.
●	22nd Century is focused on initial monetization of hop plant varieties and IP through upfront license fee opportunities and co-sponsored research agreements with leading global hops industry participants.

Corporate Business Highlights

●	R. Hugh Kinsman was appointed Chief Financial Officer on June 16, 2022, expanding his role at GVB Biopharma to include corporate financial leadership functions.
●	John J. Miller joined the tobacco business in May 2022, to help the Company achieve the full potential of our tobacco franchise. Mr. Miller was the President and CEO of Swisher International, Inc. the largest manufacturer and exporter of cigars and smokeless tobacco products in America.
●	Dr. Calvin Treat joined the Company as its Chief Scientific Officer, effective May 23, 2022, further enhancing 22nd Century’s deep expertise in plant-based biotechnology across all three of its plant franchises. Dr. Treat has led global plant biotechnology programs at Bayer and Monsanto, including corn, soybean, and cotton crop improvement technologies.

Second Quarter 2022 Financial Results

●	Net revenues for the second quarter of 2022 were $14.5 million, an increase of 73% from 2021. The increase was due to increased contract manufacturing volumes as well as the addition of GVB Biopharma revenue for approximately half of the second quarter.
o	Revenue from tobacco related products was $10.0 million, an increase of 19% from 2021.
o	Revenue from hemp/cannabis related products was $4.5 million, compared to $0 in the prior year, reflecting a partial quarter of GVB revenues following closing of the acquisition on May 13, 2022.
●	Gross profit for the second quarter was $0.9 million, an increase of 99% compared to $0.4 million in the prior year second quarter.
o	Tobacco gross margin of 10% in the second quarter compared to 5.3% in the prior year reflected a favorable change in mix of tobacco contract manufacturing volumes
o	Tobacco gross margin may expand further as higher margin VLN® sales increase
o	Excluding the impact of the GVB acquisition, which included $1.0 million of inventory step-up amortization, hemp/cannabis gross profit as a percentage of revenues for half of the second quarter would have been approximately 22%.
●	Total operating expenses for the second quarter of 2022 increased to $11.4 million compared to $7.1 million in the prior year quarter, driven by:
o	Sales, general and administrative expenses increased by approximately $3.3 million compared to the prior year period. This was driven primarily by approximately $1.3 million of GVB expenses, $0.8 million of transactions costs in connection with the acquisition of GVB, and $1.2 million of higher strategic consulting and marketing, legal and personnel expenses as we continue to expand the launch of VLN® and strengthen our executive management team.
o	Research and development expenses increased by approximately $1.0 million compared to the prior year period, driven by costs associated with the Company’s hemp/cannabis research programs. The Company’s R&D investments are expected to continue in future quarters as the Company advances and accelerates the development of new, highly-differentiated hemp/cannabis plants and expands its R&D efforts in hops.
●	Operating loss for the second quarter 2022 was $(10.5) million, compared to $(6.6) million in the prior year period.
●	Net loss was $(11.5) million, representing a net loss per share of $(0.06). Adjusted EBITDA, which excludes certain non-cash expenses such as depreciation, amortization, equity compensation, the GVB inventory accounting adjustment and changes in investment values, was $(7.9) million. See the tables included in this release for a reconciliation of Adjusted EBITDA (a non-GAAP measure) to net loss.

Balance Sheet and Liquidity

●	As of June 30, 2022, the Company had $26.2 million in cash, cash equivalents and short-term investment securities.
●	Strengthened the balance sheet with an additional $35 million in gross proceeds via an above-market registered direct offering with institutional investors closed July 25, 2022.
●	The Company is selectively deploying capital to accelerate the launch of VLN®, expand tobacco manufacturing operations, invest in GVB’s production capacity and increase inventory levels to meet growing demand for both hemp/cannabis and tobacco products and for research and development.
●	22nd Century’s cash requirements are anticipated to decrease, reflecting higher sales volume for VLN® products through fiscal 2023 and continued organic growth of GVB’s operations, providing adequate liquidity from the current balance sheet to complete its planned strategic initiatives.

Second Quarter Earnings Conference Call

22nd Century will host a live webcast today at 10:00 a.m. ET to discuss its second quarter 2022 financial results and business highlights. During the webcast, James A. Mish, Chief Executive Officer of 22nd Century Group, together with John Miller, President of the tobacco division, and Hugh Kinsman, Chief Financial Officer, will provide an update on progress made in each of the Company’s three franchises.

Following prepared remarks, including an accompanying slide presentation, the Company will host a Q&A session, during which management will accept questions from interested analysts. Investors, shareholders, and members of the media will also have the opportunity to pose questions to management by submitting questions through the interactive webcast during the event.

The live and archived webcast, interactive Q&A, and slide presentation will be accessible on the Events web page in the Company's Investor Relations section of the website, at https://www.xxiicentury.com/investors/events. An archived replay of the webcast and the event transcript will also be available shortly after the live event has concluded.

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is a leading agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA MRTP authorization of a combustible cigarette in December 2021. In tobacco, hemp/cannabis, and hop plants, 22nd Century uses modern plant breeding technologies, including genetic engineering, gene-editing, and molecular breeding to deliver solutions for the life science and consumer products industries by creating new, proprietary plants with optimized alkaloid and flavonoid profiles as well as improved yields and valuable agronomic traits.

Learn more at xxiicentury.com, on Twitter, on LinkedIn, and on YouTube.

Learn more about VLN® at tryvln.com.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 1, 2022 and in the Company’s Quarterly Report filed on May 5, 2022. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact

Joseph T. Schepers

22nd Century Group, Inc.

Vice President Investor Relations and Communications

jschepers@xxiicentury.com

Darrow Associates Investor Relations

Matt Kreps

T: 214-597-8200

mkreps@darrowir.com

22nd CENTURY GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands, except per-share data)

	June 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$2,668	$1,336
Short-term investment securities	23,574	47,400
Accounts receivable, net	4,655	585
Inventory	10,018	2,881
Prepaid expenses and other current assets	3,765	2,183
Total current assets	44,680	54,385
Property, plant and equipment, net	14,434	5,841
Operating leases right-of-use assets, net	2,348	1,723
Goodwill	44,200	—
Intangible assets, net	7,890	7,919
Investments	1,326	2,345
Other assets	4,583	3,741
Total assets	$119,461	$75,954

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes and loan payable	$6,328	$596
Operating lease obligations	788	308
Accounts payable	4,523	2,173
Accrued expenses	2,616	1,489
Accrued payroll	930	2,255
Accrued excise taxes and fees	1,656	1,270
Deferred income	1,083	119
Other current liabilities	189	217
Total current liabilities	18,113	8,427
Long-term liabilities:
Notes payable	253	—
Operating lease obligations	1,652	1,432
Other long-term liabilities	—	21
Total liabilities	20,018	9,880
Commitments and contingencies (Note 9)
Shareholders' equity
Preferred stock, $.00001 par value, 10,000,000 shares authorized
Common stock, $.00001 par value, 300,000,000 shares authorized
Capital stock issued and outstanding:
197,661,566 common shares (162,872,875 at December 31, 2021)
Common stock, par value	2	2
Capital in excess of par value	298,393	244,247
Accumulated other comprehensive loss	(523)	(162)
Accumulated deficit	(198,429)	(178,013)
Total shareholders' equity	99,443	66,074
Total liabilities and shareholders’ equity	$119,461	$75,954

22nd CENTURY GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

($ in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue, net	$14,477	$8,371	$23,521	$15,177
Cost of goods sold	13,585	7,922	22,321	14,214
Gross profit	892	449	1,200	963
Operating expenses:
Research and development	1,897	903	3,036	1,758
Sales, general and administrative	9,471	6,185	16,785	11,015
Total operating expenses	11,368	7,089	19,821	12,774
Operating loss	(10,476)	(6,640)	(18,621)	(11,811)
Other income (expense):
Unrealized gain (loss) on investments	(885)	(176)	(1,702)	(140)
Gain on Panacea investment conversion	—	2,548	—	2,548
Realized gain (loss) on short-term investment securities	(108)	—	(108)	—
Interest income, net	48	108	98	220
Interest expense	(77)	(14)	(82)	(21)
Total other income (expense)	(1,022)	2,466	(1,794)	2,607
Loss before income taxes	(11,498)	(4,174)	(20,415)	(9,204)
Income taxes	—	—	—	—
Net loss	$(11,498)	$(4,174)	$(20,415)	$(9,204)
Other comprehensive loss:
Unrealized loss on short-term investment securities	(69)	(41)	(469)	(73)
Reclassification of (gain) loss to net loss	108	—	108	—
Other comprehensive loss	39	(41)	(361)	(73)
Comprehensive loss	$(11,459)	$(4,215)	$(20,776)	$(9,277)

Net loss per common share - basic and diluted	$(0.06)	$(0.03)	$(0.12)	$(0.06)
Weighted average common shares outstanding - basic and diluted (in thousands)	182,004	$154,811	$172,632	$149,564

Reconciliations of Non-GAAP Measures

Below is a table containing information relating to the Company’s Net loss, EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2022 and 2021, including a reconciliation of these Non-GAAP measures for such periods.

	Quarter Ended
	June 30,
	Dollar Amounts in Thousands ($000's)
	(UNAUDITED)
			$ Change
	2022	2021	fav / (unfav)
Net loss	$(11,498)	$(4,174)	$(7,324)
Interest (income)/expense, net	29	(93)	122
Amortization and depreciation	595	302	293
EBITDA	$(10,874)	$(3,965)	$(6,909)
Adjustments:
Equity-based employee compensation expense	1,106	1,245	(139)
Gain on Panacea investment conversion	—	(2,548)	2,548
Unrealized loss (gain) on investment	885	176	709
Inventory step-up	978	—	978
Adjusted EBITDA	$(7,905)	$(5,092)	$(2,813)

1Fav = Favorable variance, which increases EBITDA and Adjusted EBITDA; Unfav = unfavorable variance, which reduces EBITDA and Adjusted EBITDA

	Year-to-date Ended
	June 30,
	Dollar Amounts in Thousands ($000's)
	(UNAUDITED)
			$ Change
	2022	2021	fav / (unfav)
Net loss	$(20,415)	$(9,204)	$(11,211)
Interest (income)/expense, net	(16)	(199)	183
Amortization and depreciation	924	590	334
EBITDA	$(19,507)	$(8,813)	$(10,694)
Adjustments:
Equity-based employee compensation expense	2,319	1,752	567
Gain on Panacea investment conversion	—	(2,548)	2,548
Unrealized loss (gain) on investment	1,702	140	1,562
Inventory step-up	978	—	978
Adjusted EBITDA	$(14,508)	$(9,469)	$(5,039)

1Fav = Favorable variance, which increases EBITDA and Adjusted EBITDA; Unfav = unfavorable variance, which reduces EBITDA and Adjusted EBITDA

Notes regarding Non-GAAP Financial Information

In addition to the Company’s reported results in accordance with generally accepted accounting principles in the United States of America (“GAAP”), the Company provides EBITDA and Adjusted EBITDA.

In order to calculate EBITDA, the Company adjusts net (loss) income by adding back interest expense (income), provision (benefit) for income taxes, and depreciation and amortization expense from intangible assets. Adjusted EBITDA consists of EBITDA adjusted by the Company for certain non-cash and non-operating expense, including adding back equity-based employee compensation expense, (gain) loss on investments, inventory step-up amortization, and any unusual or infrequently occurring items.

The Company believes that the presentation of EBITDA and Adjusted EBITDA are important financial measures that supplement discussion and analysis of its financial condition and results of operations and enhances an understanding of its operating performance. While management considers EBITDA and Adjusted EBITDA to be important, these financial performance measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP, such as operating (loss) income, net (loss) income and cash flows from operations. Adjusted EBITDA is susceptible to varying calculations and the Company’s measurement of Adjusted EBITDA may not be comparable to those of other companies.